Consent of Independent Accountants

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-182419 on Form S-8 of our Independent Auditors’ Report, dated February 27, 2017, with respect to the balance sheet of The Collection LLC as of December 31, 2016, and the related statements of operations and changes in members’ equity, and cash flows for the years ended December 31, 2016, which report appears in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2018.

/s/ KKDLY LLC
Honolulu, Hawaii
February 28, 2019